Exhibit 2(i)

DEFERRED COMPENSATION PLAN FOR INDEPENDENT DIRECTORS

EFFECTIVE September 15, 2005, as amended

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.1           This Deferred Compensation Plan (the “Plan”) has been established by resolution of the Boards of Directors/Trustees (the “Board”) of the  registrants listed on Appendix A to this Plan.  These registrants or their portfolio series, if they have issued more than one series, are collectively referred to under the Plan as the “Funds”.   The purpose of the Plan is to provide retirement benefits for those directors or trustees, as the case may be, of each Fund who are not employees of the Funds, ING Funds Services, LLC, ING Investments Distributor, LLC, Directed Services LLC (“DSL”) or ING Investments, LLC (together with DSL, the “Investment Manager”), or any affiliate of the Investment Manager (“Independent Directors”).  The Plan shall be maintained as an unfunded plan of deferred compensation that is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance promulgated there under.  The Plan is intended to be a “top hat plan” exempt from the participation, vesting, funding, and fiduciary requirements of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

1.2           The provisions of the Plan, as set forth herein or as subsequently amended, are applicable only for Independent Directors who are such on or after September 15, 2005 (the “Effective Date”).  Any director/trustee who is not an active Independent Director on or after the Effective Date is not eligible to participate in the Plan.

1.3           The Plan shall be administered by the Board or by such person or persons as the Board may designate to carry out administrative functions hereunder (the “Plan Administrator”).  The Plan Administrator shall have complete discretion to interpret and administer the Plan in accordance with its terms, and its determinations shall be final and binding on all persons except for the provisions of ARTICLE VIII, whereunder action by the full Board shall be required.

1.4           This plan document serves as the Plan for each Fund, but each Fund maintains its own separate Plan.

ARTICLE II

DEFINITIONS

2.1           Whenever used in this Plan, the following terms shall have the meanings set forth below unless otherwise expressly provided.  When the defined term is intended, the term is capitalized. The definition of any term in the singular shall also include the plural, and vice versa, whichever is appropriate in the context.

2.1.1        Account: Account means the bookkeeping account maintained for each Participant that represents the Participant’s total interest under each Plan as of any Valuation Date.  An Account shall consist of the sum of deferrals of Compensation credited to such Account pursuant to Section 4.1 and any investment earnings including from reinvestment of dividends or losses on these amounts.  A Participant shall have a fully vested, non-forfeitable interest at all times in his or her Account.

2.1.2        Beneficiary or Beneficiaries:  The person, persons, or legal entities designated by the Participant in the Participant’s Deferral Agreement who are entitled to receive payments under this Plan that become payable to such person, persons, or legal entities in the event of the Participant’s death.  If more than one designated beneficiary survives the Participant, payments shall be made equally, unless otherwise provided in the beneficiary designation.  Nothing herein shall prevent the Participant from designating primary and secondary beneficiaries.  Secondary beneficiaries are considered designated beneficiaries and are entitled to payments under the Plan only in the event that there are no primary beneficiaries surviving the Participant. The Participant may change his or her beneficiary designation at any time by filing a properly completed form with the Plan Administrator. To be effective, a properly completed beneficiary designation form must be on file with the Plan Administrator at the time of the Participant’s death.

2.1.3        Compensation.  The annual retainer fees earned by a Participant for service as anIndependent Director of the Funds, the annual retainer fee earned by a Participant for Chairmenbership of the Board or a Committee of the Board, and any fees earned by a Participant for attendance at meetings of the Board and any of its Committees, all or a portion of which may be deferred.

2.1.4        Deferral Agreement:  The written agreement between the Funds and the Participant to defer Compensation under the Plan.

2.1.5        Deferred Compensation:  The amount, as mutually agreed to by the Participant and the Funds, by which any Compensation not yet earned shall be reduced in return for the benefits provided under the Plan.

2.1.6        Lump Sum:  A single payment of the entire balance credited to the Participant’s bookkeeping account under ARTICLE IV at the time payment is required to be made hereunder.

2.1.7        Notional Fund:  Any open-end management investment company registered under the Investment Company Act of 1940 with respect to which the Investment Manager serves as investment adviser, shares of which are sold to the public, and which the Plan Administrator designates as a Notional Fund under the Plan.

2.1.8        Participant:  Any Independent Director of a Fund who fulfills the eligibility and enrollment requirements of ARTICLE III.

2.1.9        Retirement or Retires:  The time at which the Participant has a separation from service for purposes of 1.409A-3(a)(1) as an Independent Director of a Fund in conformity with the Retirement Policy of the Board in effect at the time of such cessation of service.

2.1.10      Termination of Services:  The time at which the Participant ceases to serve as an Independent Director of a Fund for any reason other than Retirement or death.

2.1.11      Unforeseeable Emergency:  A severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  For purposes of the Plan, a determination of an Unforeseeable Emergency by the Plan Administrator shall comply with the provisions of Section 409A of the Code and the guidance promulgated there under.

2.1.12      Valuation Date:  Valuation Date means each day on which the Plan Administrator determines the value of Participant Accounts.

ARTICLE III

PARTICIPATION IN THE PLAN

3.1           Eligibility:  Any Independent Director of the Funds on or after the Effective Date.

3.2           Enrollment in the Plan:

(a)           An Independent Director may become a Participant by executing a Deferral Agreement whereunder that Independent Director agrees to defer all or a portion of Compensation not yet earned and agrees to the provisions of the Plan.  An Independent Director who does not elect to participate by completing and filing with the Plan Administrator a Deferral Election shall not be a Plan Participant.

(b)           An election by the Independent Director to defer Compensation under the Plan for any calendar year shall not be effective unless such election is made on or before December 31 of the preceding year, except that

(1)           in the year in which the Plan is first implemented, the Independent Director may elect to participate in the Plan within thirty (30) days of the date on which the Plan is implemented, with deferral of Compensation to begin on the first day of the month subsequent to the month in which the election is made, or

(2)           an Independent Director may elect to participate in the Plan within thirty (30) days of the date upon which such Independent Director first meets the eligibility requirements of Section 3.1, with deferral of Compensation to begin on the first day of the month subsequent to the month in which the election is made.

(c)           An Independent Director who defers Compensation may not modify the Independent Director’s Deferral Agreement to change the amount deferred during the calendar year; provided, however, that a Participant may make a new election no later than December 31 for Compensation to be earned in the immediately following and subsequent calendar years, with such new election being effective for the deferral of Compensation to begin on the first day of January and then with respect only to Compensation earned on or after that date.

(d)           In the Deferral Agreement, the Participant shall elect the time at which his or her Account will be distributed.  A Participant may change his or her distribution election with respect to the Participant’s Account, by notifying the Plan Administrator in writing of the Participant’s new distribution election; provided, however, that such election shall not take effect until at least 12 months after the date on which the election is made, the payment date defers payment for a period of no less than five (5) years from the date such payment would otherwise have been made, and the election is made no later than 12 months prior to the Participant’s Retirement or Termination of Services.  Notwithstanding the foregoing, no change to a Deferral Agreement under this Section 4.02(d) shall be effective if such change does not comply with the applicable provisions of the Code, including but not limited to, Section 409A.

ARTICLE IV

ACCUMULATION OF DEFERRED COMPENSATION

4.1           The Plan Administrator shall establish an Account on behalf of each Participant, the value of which at any given time shall determine the benefits payable to the Participant under ARTICLES V and VI and the Withdrawal values under ARTICLE VII.  Beginning on the date the Participant first enrolls in the Plan, the Account shall be credited with an amount equal to the Participant’s Deferred Compensation at such times as the Compensation subject to deferral would otherwise have been paid.  Until the Account is removed from the books of the Funds, the Account shall be further adjusted each Valuation Date for notional investment experience as described in Section 4.2 and reduced by any fees or expenses charged against the Account.

4.2           Amounts credited to the Participant’s Account shall be periodically adjusted for notional investment experience.  In each case such notional investment experience shall be determined by treating such Account as though an equivalent dollar amount had been invested and reinvested in one or both of the Notional Funds.  The Plan Administrator shall designate the Notional Funds that are available for notional investing under the Plan.  The Plan Administrator shall have the right to add or eliminate Notional Funds at any time and for any or no reason.  The Notional Funds used as a basis for determining notional investment experience with respect to the Participant’s Account shall be designated by the Participant pursuant to the administrative practices established by the Plan Administrator for this purpose, provided that a Participant may designate no more than two (2) Notional Funds in total.  The Notional Funds designated by a Participant may be changed by the Participant once per calendar month (or such other frequency as established by the Plan Administrator) on a prospective basis by the Participant making a change to his or her investment elections no later than five (5) business days before the end of a calendar month.  Any such change shall be effective as of the first day of the subsequent calendar month. If at any time any Notional Fund that has previously been designated by the Plan Administrator as a notional investment shall cease to exist or shall be unavailable for any reason, or if the Participant fails to designate one or more Notional Funds pursuant to this Section 4.2, the Plan Administrator may, at its discretion and upon notice to the Participant, treat any amounts previously notionally invested or to be notionally invested in such Notional Fund as being invested in the ING Money Market Fund or if the ING Money Market Fund ceases to exist or is unavailable for any reason, such other short-term high-quality fixed-income Notional Fund as the Plan Administrator may from time to time designate, in all cases only until such time as the Participant shall have made another investment election in accordance with the foregoing procedures.  The Participant’s Account shall continue to be adjusted for notional investment experience until such time as the Participant’s Account has been distributed in full.

4.3           It is specifically provided that neither the Plan Administrator nor the Funds shall be obligated to make actual cash deposits to a Participant’s Account, but only to make bookkeeping entries as if deposits had been made.  If for its own convenience the Funds should make deposits, it is further provided that any sums thus deposited shall remain a general unrestricted asset of the Funds and shall not be deemed as being held in trust, escrow, or in any other fiduciary manner for the benefit of the Participant.  The value of a Participant’s Account will fluctuate due to the investment experience of the Notional Funds which such Participant has chosen from time to time and at the time at which benefits become payable under the Plan, the value of the Participant’s Account may be less than the total amount of Compensation deferred under the Plan.  The Funds are not responsible or liable for any amount by which the total amount of Compensation deferred exceeds the value of the Account and the Funds shall have no obligation to restore any such difference.

4.4           If a Notional Fund is dissolved or liquidated, a Participant’s deferrals under this Plan which are treated as though invested in such Notional Fund shall be redirected to one or more Notional Funds designated by the Participant based upon the relative allocations identified by the Participant at that time, or, if the Participant has not designated any remaining Notional Funds, redirected to a Fund operated as a money market Fund in accordance with Rule 2a-7 under the  Investment Company Act of 1940.

ARTICLE V

BENEFITS ON RETIREMENT

5.1           If the Participant continues in the service of the Funds until Retirement, the Funds shall pay to such Participant the amount then and thereafter standing credited to the Participant’s Account described in ARTICLE IV at the time as elected by the Participant in the Participant’s Deferral Agreement.  Installment payments shall be substantially equal over the period elected.  Any excess amounts remaining in the account shall be paid out in the final installment.  With respect to benefits payable in a Lump Sum, the Lump Sum shall be an amount equal to the current value of the Participant’s Account on the date of the Participant’s Retirement, as soon as administratively practicable after the date elected by the Participant, with no interest or earnings being credited after the date payment is due to be made. Notwithstanding the foregoing, if required by Section 409A of the Code, distribution shall not be made until the expiration of six (6) calendar months from the date the payment was otherwise required to be made and the value of such Participant’s Account shall reflect notional earnings for this six-month period.

5.2           Should the Participant die at any time after Retirement, whether prior to or after the Participant has begun to receive the retirement payments provided for in Section 5.1, the Participant’s designated Beneficiary or Beneficiaries shall be entitled to receive the balance of such payments in a Lump Sum equal to the current value of the deceased Participant’s Account on the date as of which such payment is processed.  If no Beneficiary or Beneficiaries are designated at the time the Participant dies, then the Participant’s surviving spouse, or if no surviving spouse, his or her estate shall be paid by the Plan as promptly as possible after due proof of death a Lump Sum amount equal to the value of the Participant’s Account on the date as of which such payment is processed, with no interest or earnings being credited after the date the payment is due to be made.  Notwithstanding the foregoing, if required by Section 409A of the Code, distribution shall not be made until the expiration of six (6) calendar months from the date the payment was otherwise required to be made and the value of such Participant’s Account shall reflect notional earnings for this six-month period.

ARTICLE VI

BENEFITS ON TERMINATION OF SERVICES OR

DEATH PRIOR TO RETIREMENT

6.1           In the event there is a Termination of Services for reason other than death or Retirement, the Funds shall pay to the Participant the amount then and thereafter standing credited to the Participant’s Account described in ARTICLE IV at the time and in the manner as elected by the Participant in the Participant’s Deferral Agreement.  Installment payments shall be substantially equal over the period elected.  Any excess amounts remaining in the account shall be paid out in the final installment.  With respect to benefits payable in a Lump Sum, the Lump Sum shall be an amount equal to the current value of the Participant’s bookkeeping account on the date of Termination of Services.  The Lump Sum or the initial installment payment shall be paid to the Participant as soon as administratively practicable after the date elected by the Participant, with no interest or earnings being credited after the date the payment is due to be made. Notwithstanding the foregoing, if required by Section 409A of the Code, distribution shall not be made until the expiration of six (6) calendar months from the date the payment was otherwise required to be made and the value of such Participant’s Account shall reflect notional earnings for this six-month period.

6.2           In the event the Participant dies before the Participant’s Retirement or Termination of Services, or prior to the date the Participant has received all of the payments under Section 6.1, the Participant’s designated Beneficiary or Beneficiaries shall be entitled to receive the balance remaining of such payments in a Lump Sum equal to the then current value of the deceased Participant’s Account.  If no Beneficiary or Beneficiaries are designated at the time the Participant dies, then the Participant’s surviving spouse, or if no surviving spouse, his or her estate shall be paid by the Plan as promptly as possible after due proof of death a Lump Sum amount equal to the value of the Participant’s Account on the date as of which such payment is due to be made, with no interest or earnings being credited after the date the payment is processed. Notwithstanding the foregoing, if required by Section 409A of the Code, distribution shall not be made until the expiration of six (6) calendar months from the date the payment was otherwise required to be made and the value of such Participant’s Account shall reflect notional earnings for this six-month period.

6.3           The Plan Administrator may, in its sole and absolute discretion and after providing written notice to the Participant, cause the Plan to pay to the Participant as promptly as possible a Lump Sum equal to the value of the Participant’s Account on the date as of which such payment is made (“Cash-Out Payment”); provided, that the Cash-Out Payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan (including all plans with which the Plan is required to be aggregated pursuant to Treas. Reg. §1.409A-1(c)(2) (collectively, the “Controlled Group”)); provided further, that the Cash-Out Payment may not be greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code (which amount for 2010 is $16,500).  Notwithstanding the foregoing, no Cash-Out Payment shall be made to a Participant (i) who continues to be a participant in a Plan maintained by any other Fund that is a member of the Controlled Group, or (ii) from a Plan maintained by a Fund listed in Group A on Appendix A on or following the date of the Participant’s Retirement or Termination of Services if such Retirement or Termination of Services is effective with respect to all of the Funds listed in Group A, or from a Plan maintained by a Fund listed in Group B on Appendix A on or following the date of the Participant’s Retirement or Termination of Services if such Retirement or Termination of Services is effective with respect to all of the Funds listed in Group B.

ARTICLE VII

WITHDRAWALS

7.1           In the event of an Unforeseeable Emergency, the Participant may apply to the Plan Administrator for early withdrawal from the Plan of an amount limited to that which is necessary to meet the emergency and/or suspend his or her deferral under the Plan.  If such application for withdrawal is approved by the Plan Administrator, the withdrawal will be effective at the latter of the date specified in the Participant’s application or the date of approval by the Plan Administrator.  Whenever an application for withdrawal is honored, the Plan Administrator shall pay the Participant from the Participant’s Account described in ARTICLE IV only those amounts necessary to meet the emergency.  The Participant’s Account shall be appropriately adjusted to reflect the amounts withdrawn.  The Plan Administrator shall make the required findings and such findings shall be conclusive and binding upon all interested persons.

ARTICLE VIII

LIQUIDATION AND DISSOLUTION OF A FUND

8.1           Notwithstanding anything in the foregoing to the contrary, in the event of the liquidation, dissolution or winding up of a Fund that qualifies as a corporate dissolution under Section 331 of the Code (or analogous Code provision in the case of a Fund that is taxable as a partnership), the Plan maintained by such Fund shall be terminated and all unpaid amounts in the bookkeeping accounts of the Participants with respect to such Fund as of the effective date of such dissolution shall be paid in a Lump Sum to the Participants on such effective date.  For this purpose, a sale, conveyance or transfer of the Fund’s assets to a trust, partnership, association or another corporation in exchange for cash, shares or other securities with the transfer being made subject to, or with the assumption by the transferee of, the liabilities of the Fund shall not be deemed a dissolution of the Fund.

ARTICLE IX.

MERGER OF FUNDS

9.1           Notwithstanding anything in the foregoing to the contrary, if, as a result of or in connection with a Fund Merger (as defined below), a Participant ceases to serve as a director or trustee of the investment company that survives the Fund Merger (the “Surviving Fund”) and thereby incurs a Termination of Services, then all unpaid amounts in the bookkeeping account of such Participant with respect to the Fund or Funds that were involved in such Fund Merger shall be paid to such Participant in accordance with the terms of ARTICLE VI of the Plan.  If, following a Fund Merger, a Participant continues to serve as a director or trustee of the Surviving Fund, then such Participant shall continue to accrue and be eligible to receive benefits under the Plan in accordance with the terms of the Plan and the Participant’s Deferral Agreement.  For purposes of this ARTICLE IX, the term “Fund Merger” shall mean the merger of any Fund with or into another investment company, the transfer of all or substantially all of a Fund’s assets to and assumption of liabilities by another investment company in exchange for shares, and other similar reorganization transactions.

ARTICLE X

AMENDMENT OR TERMINATION OF PLAN

10.1         The Board may at any time terminate this Plan.  Upon such termination, the Participant will be deemed to have revoked the election to defer Compensation as of the date of such termination and on and after that date, all Compensation deferrals shall cease.  Distributions of Participant Accounts shall be made in accordance with the Deferral Elections on file at the time of Plan termination and no distribution may be accelerated as a result of the termination of the Plan, except to the extent permitted by regulations under 409A of the code and the guidance promulgated thereunder.

10.2         The Board may amend the provisions of this Plan at any time; provided, however, that no amendment shall adversely affect the rights of the Participant or the designated Beneficiary or Beneficiaries, if any, as to the receipt of payments under the Plan to the extent of any Compensation deferred before the time of the amendment unless the Participant agrees to such amendment.  No Participant consent shall be required for prospective amendments or retroactive amendments that do not adversely affect Plan Participants.  Notwithstanding anything herein to the contrary, the Board may amend the provisions of this Plan to comply with the requirements of applicable law, including but not limited to, Section 409A of the Code, without Participant consent irrespective of the impact any such amendment may have on Plan Participants.

ARTICLE XI

PARTICIPANT STATUS

11.1         The Participant in the Plan shall have only the status of general unsecured creditor of each Fund.  The Plan constitutes a mere promise by each Fund to make payments in the future.  Nothing is the Plan shall be deemed to constitute an employment agreement.

ARTICLE XII

NON-ASSIGNABILITY CLAUSE

12.1         It is expressly provided that neither the Participant nor the Participant’s Beneficiary or Beneficiaries, nor any other designee, shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and rights thereto are expressly declared to be non-assignable and non-transferable and, in the event of any attempted assignment or transfer, the Funds shall have no further liability hereunder.  Moreover, no unpaid benefits shall be subject to attachment, garnishment or execution, or be transferable by operation of law in the event of bankruptcy or insolvency, or pursuant to a separation or divorce.  The rights of the Participant or the Participant’s Beneficiary or Beneficiaries to payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s Beneficiary or Beneficiaries.  Notwithstanding the foregoing, a Participant’s Account may be used to pay any amounts the Participant owes to the Funds or an affiliate of the Funds on the date payment is required to be made by the Plan.

ARTICLE XIII

APPLICABLE LAW

13.1         This Plan shall be construed under the law of the State of Arizona.

ARTICLE XIV

EFFECTIVE DATE

14.1         This Plan shall be effective on the date of its adoption by the Funds’ Boards of Directors or on such later date as may be provided in the vote, resolution or consent in which such adoption takes place.

Adopted by resolution of the Board on September 15, 2005, as amended September 12, 2007, amended and restated on January 1, 2010, and amended November 22, 2010

APPENDIX A

GROUP A

ING BALANCED PORTFOLIO, INC.

ING INTERMEDIATE BOND PORTFOLIO

ING MONEY MARKET PORTFOLIO

ING SERIES FUND, INC.

ING STRATEGIC ALLOCATION PORTFOLIOS, INC.

ING VARIABLE FUNDS

ING VARIABLE PORTFOLIOS, INC.

GROUP B

ING ASIA PACIFIC HIGH DIVIDEND EQUITY INCOME FUND

ING EMERGING MARKETS HIGH DIVIDEND EQUITY FUND

ING EQUITY TRUST

ING FUNDS TRUST

ING GLOBAL ADVANTAGE AND PREMIUM OPPORTUNITY FUND

ING GLOBAL EQUITY DIVIDEND AND PREMIUM OPPORTUNITY FUND

ING INFRASTRUCTURE, INDUSTRIALS AND MATERIALS FUND

ING INTERNATIONAL HIGH DIVIDEND EQUITY INCOME FUND

ING INVESTORS TRUST

ING MAYFLOWER TRUST

ING MUTUAL FUNDS

ING PARTNERS, INC.

ING PRIME RATE TRUST

ING RISK MANAGED NATURAL RESOUCES FUND

ING SENIOR INCOME FUND

ING SEPARATE PORTFOLIOS TRUST

ING VARIABLE INSURANCE TRUST

ING VARIABLE PRODUCTS TRUST